Exhibit  3.1  -  Amended  Certificate  of  Incorporation


                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                          STANDARD CAPITAL CORPORATION


STANDARD CAPITAL CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:


     FIRST: That the Board of Directors of said corporation at a meeting duly convened and held, adopted the following resolutions:

     RESOLVED that the Board of Directors hereby declares it advisable and in the best interest of the Company that Article Fourth of the Certificate of Incorporation be amended to read as follows:

"Two Hundred Million (200,000,000) shares with a par value of One Mil ($0.001) per share, amount to Two Hundred Thousand Dollars ($200,000).

     SECOND: That the said amendment has been consented to and authorized by the holders of a majority of the issued and outstanding stock entitled to vote by written consent given at a Shareholders' Meeting held on February 20, 2004 in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

     THIRD: That the aforesaid amendment was duly adopted in accordance with the application provisions of Section 242 and 228 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said corporation has caused this Certificate to be signed by E. Del Thachuk, this 23nd day of February A.D., 2004.


     "E.  Del  Thachuk"
     ------------------
      Authorized Officer